UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2016

VIRGIN AMERICA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36718	20-1585173
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

555 Airport Boulevard Burlingame, California	94010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 762-7000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 1, 2016, Virgin America Inc., a Delaware corporation (“Virgin America” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Alaska Air Group, Inc., a Delaware corporation (“Parent”), and Alpine Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into Virgin America (the “Merger”), with Virgin America surviving as a wholly-owned subsidiary of Parent. The Merger has been approved unanimously by the board of directors of Virgin America.

Equity Treatment

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Virgin America voting common stock, par value $0.01 per share (the “Voting Common Stock”), and Virgin America non-voting common stock, par value $0.01 per share (the “Non-Voting Common Stock” and, collectively, such shares of Non-Voting Common Stock together with the shares of Voting Common Stock, the “Shares”), issued and outstanding immediately prior to the Effective Time, excluding Shares owned by stockholders who have properly exercised appraisal rights under Delaware law, treasury Shares and Shares held by Parent, Merger Sub or any other wholly-owned subsidiary of Parent, will be converted into the right to receive $57.00, payable net to the holder in cash, without interest (the “Merger Consideration”).

Immediately prior to the Effective Time, each unexpired and unexercised option to purchase Shares (each a “Company Option”) under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company, including Virgin America’s Amended and Restated 2005 Stock Incentive Plan and Virgin America’s 2014 Equity Incentive Award Plan (the “Company Stock Option Plans”), whether or not then exercisable or vested, will vest and be cancelled and, in consideration of the cancellation of such Company Option and in full settlement therefor, each former holder of any such cancelled Company Option will only have the right to receive an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (a) the total number of Shares previously subject to such Company Option and (b) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option (the “Option Payment”). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment. However, any Company Option with a per share exercise price that equals or exceeds the Merger Consideration will be cancelled for no consideration.

Immediately prior to the Effective Time, each outstanding award of restricted stock units granted pursuant to any Company Stock Option Plan (each a “Company RSU”) will vest and be cancelled in exchange for the right to receive a payment (without interest, and subject to deduction for any required withholding tax) equal to the Merger Consideration with respect to such Company RSU (the “RSU Payment”).

Immediately prior to the Effective Time, each outstanding award of Shares granted pursuant to any Company Stock Option Plan that is subject to restrictions based on performance or continuing service (each a “Company RSA”) will vest (treating for this purpose any performance-based vesting condition to which such Company RSA is subject as having been attained at “maximum” level) and become free of any restrictions and be converted into the right to receive the Merger Consideration.

No-Shop/Fiduciary-Out

The Merger Agreement provides that Virgin America and its representatives will be subject to customary “no-shop” provisions prohibiting Virgin America from soliciting alternative proposals from, and engaging in negotiations with, third parties regarding alternative acquisition proposals.

Prior to the requisite stockholder approval of the Merger, the “no-shop” provision is subject to a customary “fiduciary-out” provision that allows Virgin America, under certain circumstances, to provide information to and participate in discussions and engage in negotiations with third parties with respect to an alternative acquisition proposal that its board of directors has determined is, or could reasonably be expected to result in, a superior proposal. In addition, Virgin America’s board of directors may change its recommendation with respect to the Merger if it determines in good faith, after consultation with outside legal counsel, that the failure to do so under certain circumstances specified in the Merger Agreement would be inconsistent with the board of directors’ fiduciary duties under applicable law.

The Merger Agreement contains certain termination rights for both Virgin America and Parent, and provides that, upon termination of the Merger Agreement under specified circumstances, Virgin America may be required to pay Parent a termination fee of $78.5 million.

Other Provisions

Consummation of the Merger is subject to various conditions, including (i) obtaining requisite approval of the Merger from Virgin America’s stockholders, (ii) the absence of any law, injunction, judgment or ruling preventing or prohibiting the Merger, (iii) the accuracy of the representations and warranties made by the parties, except, with respect to most of the representations and warrants made by the parties, unless any inaccuracies would not have had or reasonably be expected to have a “material adverse effect” on the applicable party (as “material adverse effect” is defined in the Merger Agreement with respect to each party), (iv) the performance by the parties in all material respects of their covenants, obligations and agreements under the Merger Agreement, (v) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (vi) obtaining any approval or authorization required from the U.S. Federal Aviation Administration and the U.S. Department of Transportation in connection with the consummation of the Merger and (vii) certain other customary conditions.

The Merger Agreement contains customary representations, warranties and covenants of Virgin America, Merger Sub and Parent. Each of the parties have agreed to use their reasonable best efforts to cause the Merger to be consummated. The Merger Agreement also requires Virgin America to call and hold a stockholder meeting and, subject to the terms of the Merger Agreement, for Virgin America’s board of directors to continue to recommend that the holders of Virgin America’s Voting Common Stock vote their shares in favor of the adoption of the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is hereby incorporated into this report by reference. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Virgin America. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement, including information contained in a confidential disclosure schedule provided by Virgin America to Parent in connection with the signing of the Merger Agreement. The confidential disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Virgin America and Parent rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Virgin America.

Support Agreements

Concurrently with entering into the Merger Agreement, certain stockholders of Virgin America, in their capacities as holders of Shares or other equity interests of Virgin America, entered into a Support Agreement with Parent (the “Voting Agreement”) pursuant to which they agreed, among other things, to vote their Shares in favor of the adoption of the Merger Agreement and against any alternative proposal. Notwithstanding the foregoing, however, the Voting Agreement terminates upon the termination of the Merger Agreement in accordance with its terms, including the termination of the Merger Agreement by the Company’s board of directors in favor of a superior proposal. The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, a copy of which is filed as Exhibit 99.1 hereto and is hereby incorporated into this report by reference.

Item 8.01.	Other Events.

On April 4, 2016, Virgin America and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference in its entirety.

Additional Information About the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the merger of Virgin America with a wholly owned subsidiary of Alaska Air Group, Inc. (“Alaska Air Group”). Virgin America intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement in preliminary and definitive form, in connection with the solicitation of proxies for the merger. The definitive proxy statement will contain important information about the proposed merger and related matters. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF VIRGIN AMERICA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIRGIN AMERICA AND THE MERGER. Stockholders will be able to obtain copies of the proxy statement and other relevant materials (when they become available) and any other documents filed by Virgin America with the SEC for no charge at the SEC’s website at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement from Virgin America by contacting Virgin America’s Investor Relations Department by telephone at (650) 762-7000, by mail to Virgin America Inc., Attention: Investor Relations Department, 555 Airport Boulevard, Burlingame, California 94010, or by going to Virgin America’s Investor Relations page on its corporate website at http://ir.virginamerica.com.

Participants in the Solicitation

Alaska Air Group, Virgin America and certain of their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Virgin America’s stockholders in respect of the merger. Information concerning the ownership of Virgin America securities by Virgin America’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information about Virgin America’s directors and executive officers is also available in Virgin America’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on March 25, 2016, and is supplemented by other public filings made, and to be made, with the SEC by Virgin America. Information concerning Alaska Air Group’s directors and executive officers is available in Alaska Air Group’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on April 1, 2016. Other information regarding persons who may be deemed participants in the proxy solicitation, including their respective interests by security holdings or otherwise, will be set forth in the definitive proxy statement that Virgin America intends to file with the SEC. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, as amended, about Alaska Air Group, Virgin America and the proposed merger. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “pro forma,” “seek,” “estimate,” “intend” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of announced transactions and statements about the future performance, operations and services of Virgin America. Virgin America cautions readers not to place undue reliance on these statements. These forward-looking statements are subject to a variety of risks and uncertainties. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks and uncertainties include the following: the failure to obtain Virgin America stockholder approval of the proposed merger; the possibility that the closing conditions to the proposed merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the merger or the possibility of non-consummation of the merger; the occurrence of any event that could give rise to termination of the merger agreement; the risk that stockholder litigation in connection with the contemplated merger may affect the timing or occurrence of the contemplated merger or result in significant costs of defense, indemnification and liability; risks inherent in the achievement of anticipated synergies and the timing thereof; risks related to the disruption of the merger to Virgin America and its management; the effect of the announcement of the merger on Virgin America’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties; labor costs and relations, general economic conditions, increases in operating costs including fuel, inability to meet cost reduction goals, an aircraft accident, and changes in laws and regulations. These risks and others relating to Virgin America are described in greater detail in Virgin America’s SEC filings, including Virgin America’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in other documents filed by Virgin America with the SEC after the date thereof. Virgin America makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of April 1, 2016, by and among Virgin America Inc., Alaska Air Group, Inc. and Alpine Acquisition Corp.

99.1	Support Agreement, dated as of April 1, 2016, by and among Alaska Air Group, Inc. and certain stockholders of Virgin America Inc.

99.2	Joint Press Release, issued by Virgin America Inc. and Alaska Air Group, Inc., dated April 4, 2016

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. Virgin America agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGIN AMERICA INC.

Dated: April 4, 2016	/s/ C. David Cush
	Name:	C. David Cush
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of April 1, 2016, by and among Virgin America Inc., Alaska Air Group, Inc. and Alpine Acquisition Corp.

99.1	Support Agreement, dated as of April 1, 2016, by and among Alaska Air Group, Inc. and certain stockholders of Virgin America Inc.

99.2	Joint Press Release, issued by Virgin America Inc. and Alaska Air Group, Inc., dated April 4, 2016

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. Virgin America agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request.